CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $1.00 par value per share	17,825,000	$18.10	$322,632,500	$41,555.07

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 2,325,000 additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-179719) filed by the registrant.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-179719

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 27, 2012)

15,500,000 Shares

Common Stock

TECO Energy, Inc. is offering 15,500,000 shares of its common stock. Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “TE.” On July 1, 2014, the last reported sale price of our common stock on the NYSE was $18.37 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Share	Total
Public offering price	$18.10000	$280,550,000
Underwriting discounts and commissions	$0.61088	$9,468,640
Proceeds, before expenses, to TECO Energy, Inc.	$17.48912	$271,081,360

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 2,325,000 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about July 8, 2014.

Joint Book-Running Managers

Morgan Stanley	Citigroup	J.P. Morgan

Co-Managers

BNY Mellon Capital Markets, LLC	MUFG	SunTrust Robinson Humphrey

Wells Fargo Securities	Fifth Third Securities	Scotiabank

The Williams Capital Group, L.P.

The date of this prospectus supplement is July 1, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We and the underwriters are not making an offer of these securities, or soliciting an offer to buy these securities, in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of any date other than the respective dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that we are selling in this offering and about the offering itself. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus or any related free writing prospectus, you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of our common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference.”

This prospectus supplement and the documents we incorporate by reference contain forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see “Cautionary Note Regarding Forward-Looking Statements” in the accompanying prospectus and in the documents we incorporate by reference and “Risk Factors” beginning on page S-9.

In this prospectus supplement, “we,” “our,” “ours” and “us” refers to TECO Energy, Inc., unless the context otherwise requires.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein. As a result, this summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

TECO Energy, Inc.

TECO Energy, Inc. (“TECO Energy”) is an energy-related holding company. TECO Energy was incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company (“TEC”). TEC, our largest subsidiary, has regulated electric and gas utility operations in separate divisions, Tampa Electric and Peoples Gas System (“PGS”). Other TECO Energy subsidiaries include TECO Coal Corporation and its subsidiaries (“TECO Coal”), which own and operate coal production facilities in the Central Appalachian coal production region. In 2012, TECO Energy completed the sale of its generating and transmission assets in Guatemala. In May 2013, TECO Energy announced it had entered into an agreement to purchase all of the capital stock of New Mexico Gas Intermediate, Inc. (“NMGI”), the parent company of New Mexico Gas Company, Inc. (“NMGC”). Completion of the acquisition (the “NMGC Acquisition”) is subject to various customary conditions, including, among others, receipt of all required regulatory approvals. For more information regarding this pending acquisition, see “—Pending NMGC Acquisition” below.

The principal executive offices of TECO Energy are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, and our telephone number is (813) 228-1111.

Our Strategy

TECO Energy’s strategy is to transition into a growth plus sustainable yield company focused on its existing core businesses—electric and gas utilities—and to execute on accretive acquisitions of regulated utilities to grow its base. TECO Energy seeks to optimize its businesses by application of best practices in both gas and electric operations.

Our strategy, which is based on a long and successful history of owning and operating regulated electric and gas utilities, consistently delivering value to our shareholders over the long term, is to:

•

Invest in and grow our utilities, both in Florida and, upon consummation of the NMGC Acquisition, in New Mexico with intentions to acquire additional utilities in areas of the country with favorable regulatory environments and above-average growth prospects;

•	Focus our gas utilities on compressed natural gas (“CNG”) vehicle conversions and customer user-conversions from other forms of energy to natural gas;

•	Invest in proven and emerging technologies, such as smart grid applications, that benefit customers and shareholders;

•	Collaborate with customers to develop alternative solutions to meet their energy needs; and

•	Utilize our expertise in intrastate pipelines and lateral development to support the growth of natural gas in Florida and in New Mexico.

An important part of our strategy is that we expect our utilities to earn returns that are at or above the middle of their respective allowed return on common equity (“ROE”) ranges while maintaining their authorized capital structures and financial integrity. Tampa Electric’s 2013 Florida rate case settlement, which included $70 million of base rate increases through 2015, plus an additional $110 million base rate increase in January 2017, or when the Polk Power Station units two through five conversion project enters service, provides regulatory certainty through 2017.

Florida, with its favorable growth characteristics, combined with its supportive regulatory environment, is one of the most attractive states to operate regulated utilities. We see similar growth characteristics in New Mexico, an attractive sunbelt state with a growing population. We expect opportunities to invest capital to support the growth and reliability opportunities at PGS and NMGC, the largest local distribution companies (“LDCs”) in Florida and New Mexico, respectively. Additionally, we have opportunities to invest significant capital in Tampa Electric over the next several years for the Polk Power Station units two through five conversion, which we believe will allow us to continue providing safe, affordable and reliable service to customers and support our growth.

With our focus clearly on growing our regulated operations, we do not consider TECO Coal to be a core holding. The coal business is a commodity business, which, by its nature, is cyclical with earnings volatility, which is not the earnings profile we believe our investors seek. See “—Recent Developments—TECO Coal.”

We have evaluated trends, strategies and opportunities affecting our regulated utilities to sharpen the focus on developing long-range plans to take advantage of emerging growth opportunities and changes in our industry. Over time, we expect these initiatives to contribute to organic earnings growth. Some of the areas that we are currently focused on include:

•

Opportunities to grow the use of CNG or liquefied natural gas (“LNG”) for fleet vehicles or other forms of transportation. In 2013, the Florida legislature enacted legislation supportive of CNG vehicle conversions through customer rebates and tax incentives. To date, we have experienced considerable success working with fleet owners and CNG filling station developers who have installed 26 CNG filling stations with four additional stations planned for 2014, compared to five stations in 2010. Currently there are completed CNG conversions or planned conversions in 2014 of almost 1,000 vehicles of various sizes. The number of vehicles already converted or committed to conversion will consume almost 14 million therms annually, the equivalent consumption of more than 60,000 typical Florida residential customers. Such conversions offer compelling economics to customers and shareholders, and expand PGS therm sales without significant capital investment. We intend to explore similar opportunities in New Mexico, which could become key growth initiatives for that business.

•

Exploring smart grid opportunities and investments in other technology that will ultimately result in operating and financial benefits. These include, among other opportunities, investments in a state-of-the-art customer information system, transitioning automatic meter reading technology to advanced metering infrastructure, which would include a significant investment in our communications infrastructure, but which we believe would also result in operations and maintenance (“O&M”) expense savings over time.

•

Capitalizing on the growing demand for natural gas generation in Florida and New Mexico over the next decade. We project that Florida may need between 0.8 and 1.25 billion cubic feet per day (Bcf/day) by as early as 2016, and there are announced plans to convert coal-fired power generating plants to natural gas in New Mexico. Given our expertise in this area, we continue to evaluate opportunities to partner with transmission and end-use natural gas customers to meet these needs.

•

Growing our natural gas business in targeted areas. With lower natural gas prices over the past several years, we continue to work with existing customers on extending the PGS system to serve large commercial and industrial customers that are currently using petroleum and propane as fuel under multi-year contracts. Previously, during periods of robust residential growth, PGS extended its system to serve large residential housing developments, and commercial growth followed the residential development. Currently, there are fewer large residential projects being developed; therefore, commercial and industrial-led expansion allows us to continue to provide clean and economical natural gas to areas previously unserved and to be positioned to serve future residential growth. We intend to explore similar opportunities in New Mexico, which could be another growth initiative for that business.

Pending NMGC Acquisition

On May 25, 2013, we entered into a definitive stock purchase agreement to acquire all of the capital stock of NMGI, a wholly owned subsidiary of Continental Energy Systems LLC (“CES”). NMGI is the parent company of NMGC. As of March 31, 2014, NMGC served approximately 513,000, primarily residential, customers throughout New Mexico. The consideration for the NMGC Acquisition is $950 million, including the assumption of $200 million of long-term debt at NMGC. The consideration is subject to customary post-closing adjustments for cash, indebtedness and working capital. The closing of the NMGC Acquisition is subject to numerous closing conditions, including receipt of all required regulatory approvals from the New Mexico Public Regulation Commission (“NMPRC”). Based on the current regulatory schedule, we expect to receive the NMPRC’s final approval before the end of the third quarter of 2014. If we do not receive the NMPRC’s final approval by September 25, 2014, however, the stock purchase agreement may be terminated by either party. Upon consummation of the NMGC Acquisition, NMGI will be a wholly-owned subsidiary of TECO Energy.

Concurrently with the execution of the stock purchase agreement, we entered into a commitment letter with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley” and together with the other nine banks to which the facility has been subsequently syndicated, the “Banks”). Pursuant to the commitment letter, the Banks committed to provide a 364-day senior bridge term loan credit facility in an aggregate principal amount of up to $1.075 billion to fund the NMGC Acquisition. On June 24, 2013, we and our financing subsidiary, TECO Finance, Inc. (“TECO Finance”), entered into a $1.075 billion senior unsecured bridge credit agreement (the “Bridge Facility”) among us as guarantor, TECO Finance as borrower, Morgan Stanley as administrative agent, sole lead arranger and sole book runner, and the Banks as lenders in the Bridge Facility. We have unconditionally guaranteed TECO Finance’s obligations under the Bridge Facility. The availability of funds under the Bridge Facility is subject to various conditions, including (i) the absence of a material adverse effect having occurred with respect to NMGC, (ii) the consummation of the NMGC Acquisition and (iii) other customary closing conditions. Despite the availability of the Bridge Facility, we currently expect to finance the NMGC Acquisition with a combination of the proceeds from this offering, cash on hand, short-term borrowings and the issuance, concurrently with the closing of the NMGC Acquisition, of new debt at NMGC and NMGI, proceeds from which will primarily be used to retire certain debt of NMGC and NMGI in connection with the closing of the NMGC Acquisition, to fund the acquisition purchase, costs and expenses, and for general corporate purposes. We expect that borrowings under the Bridge Facility, if any, will be repaid with cash on hand and long-term debt at NMGC and/or NMGI. There can be no assurances at this time that we will be successful in arranging such alternative debt financing or that such alternative debt financing can be put in place in such a timely manner as to enable us to reduce or eliminate the need to borrow under the Bridge Facility.

For the twelve-month period ending March 31, 2014, NMGC had EBITDA of $80.4 million. Additionally, as of March 31, 2014, NMGC had an estimated rate base of $517 million. For the 2014-2018 period, we expect average annual capital expenditures at NMGC of $60 million, consisting of approximately $35 million to $50 million of annual base capital expenditures and the opportunity to spend an incremental $100 million over the period on system integrity and an LNG storage facility, subject to commission approval.

EBITDA, as used above, is defined as net income before interest expense, income taxes and depreciation and amortization, and is a non-GAAP financial measure. Management believes it is helpful to present this non-GAAP measure of performance because we believe it reflects ongoing operations of the business and allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP measures as a tool for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation. Non-GAAP measures should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. EBITDA, as used herein, is not necessarily comparable to similarly titled measures of other companies. Reconciliation of EBITDA as used above to the most directly comparable GAAP financial measure (net income) is as follows: For the twelve month period ended March 31, 2014, NMGC had net income of $21.0 million. Adjustments to reconcile net income to EBITDA are: income tax of $13.2 million, interest expense of $12.6 million and depreciation and amortization of $33.6 million.

Acquisition Rationale

We believe the NMGC Acquisition will provide us with the following significant benefits:

•

Enhances scope and opportunities for growth. The NMGC Acquisition is strategic and is expected to be accretive, with an opportunity to bring our growth-oriented marketing skills to a new market. Among other benefits, the NMGC Acquisition will increase our total customer base by approximately 50%, adding approximately 513,000 gas customers in a single state, New Mexico. By leveraging our core gas utility expertise and further expanding our footprint, we believe that we will be able to develop growth initiatives in a growing sunbelt market with a new customer base. Upon consummation of the NMGC Acquisition, we will serve a total of approximately 865,000 regulated gas customers and over 1.6 million total regulated customers across two states.

•

Reinforces our commitment to grow as a regulated business. The NMGC Acquisition will increase our regulated assets, customer base and revenues derived from regulated businesses. At March 31, 2014, approximately 94% of total operating assets were regulated assets. Upon consummation of the NMGC Acquisition, we expect approximately 96% our assets to be regulated.

•

Earnings accretive. We expect the NMGC Acquisition to be earnings accretive beginning twelve months after closing, to increase our earnings generated from stable regulated utility operations and to support our dividend.

•

Enhances credit. Upon consummation of the NMGC Acquisition, we will serve regulated utility customers in two states, Florida and New Mexico, which will enable us to diversify geographic, weather and regulatory risks to our businesses.

Sources and Uses

The estimated sources and uses of the funds for the NMGC Acquisition, assuming the NMGC Acquisition had closed March 31, 2014, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including:

•	the amount of net proceeds that we receive from this offering of our common stock;

•	the amount of net proceeds, if any, that we receive from any proposed debt offerings to refinance the existing debt at NMGC and NMGI; and

•	changes in the debt balances and net working capital of NMGC and NMGI from March 31, 2014, to the closing.

There can be no assurance that the NMGC Acquisition will be consummated under the terms contemplated or at all.

($ in Thousands) Sources		Uses
Cash/short-term debt	$231,050
Short-term debt at NMGC	41,700	Purchase of NMGI capital stock	$546,600
Assumption of long-term debt at NMGC	200,000	Retirement of debt at NMGC and NMGI(3)	236,700
Proposed debt at NMGC and NMGI(1)	250,000	Assumption of long-term debt at NMGC	200,000
Common stock offered hereby(2)	280,550	Fees and expenses(4)	20,000

Total sources	$1,003,300	Total uses	$1,003,300

(1)	Represents estimated gross proceeds from issuance of new debt at NMGC and NMGI of $250 million but without deduction for discounts and other fees and expenses.
(2)	Represents estimated gross proceeds of this offering, but without deduction for underwriters’ discounts and commissions and other fees and expenses, based upon the sale of 15,500,000 shares at $18.10 per share and excluding any proceeds of the underwriters’ exercise of their option to purchase additional shares of common stock.
(3)	Represents NMGC short-term debt, NMGC and NMGI long-term debt and accrued interest.
(4)	Represents fees and expenses, including underwriters’ discounts and commissions, commitment fees, legal, accounting and other fees and expenses associated with the completion of the NMGC Acquisition and related financing transactions.

Recent Developments

Update on Regulatory Status of NMGC Acquisition

As discussed above, the NMGC Acquisition is subject to approval by the NMPRC. In July 2013, we filed a joint application with NMGC and CES with the NMPRC for approval of the acquisition. On May 14, 2014, we reached a settlement agreement with the New Mexico Industrial Energy Consumers, which represents large customers of NMGC, and the New Mexico Attorney General’s office, which represents New Mexico residential and small business customers, with regards to the NMGC Acquisition. Under the terms of the settlement, among other elements, NMGC will freeze customer rates until the end of 2017 and limit job reductions in the first three years after the NMGC Acquisition. The NMPRC staff did not oppose the settlement, and on June 30, 2014, the NMPRC hearing examiner issued a certification of stipulation recommending that the NMPRC approve the transaction and related matters. The NMPRC still must decide whether the settlement is in the public interest and whether to approve the NMGC Acquisition, which decision we expect in the third quarter of 2014. Under this schedule, however, closing of the NMGC Acquisition will not occur by July 24, 2014. Accordingly, we filed a new Hart-Scott-Rodino Premerger Notification and Report Form with the U.S. Department of Justice on June 20, 2014, and the closing of the transaction will be subject to renewed clearance from anti-trust regulators and expiration of the new waiting period under these filings. As previously announced, we already reached a settlement agreement with the U.S. Department of Energy regarding the NMGC Acquisition.

EPA Proposal Regarding Carbon Emissions and Coal Plants

As previously described in our Annual Report on Form 10-K for the year ended December 31, 2013, in June 2013, President Obama announced his “Climate Action Plan,” a broad package of mostly administrative initiatives aimed at reducing greenhouse gas (“GHG”) emissions by approximately 17% below 2005 levels by 2020. As part of the Climate Action Plan, the president directed the Environmental Protection Agency (“EPA”) to issue a draft rule for existing power plants by June 1, 2014, to finalize the rule by June 1, 2015, and to require states to submit implementation plans by June 30, 2016. In response to this directive, on June 2, 2014, the EPA released a comprehensive proposed rule, which it calls the “Clean Power Plan,” aiming to cut GHG emissions from existing power plants by an average across all states of 30% from their 2005 levels by 2030, with an interim goal for the period from 2020 through 2029. Under the proposed rule, each state would have to reduce carbon dioxide emissions on a state-wide basis by an amount specified by the EPA; the target amount was determined by the EPA’s view of each state’s options, including: making power plant efficiency upgrades; shifting from coal-fired to natural gas-fired generation; investing in zero- and low-emitting power sources, such as renewable and nuclear energy; and implementing customer energy efficiency programs. States will have a great deal of flexibility in designing programs to meet their emission reduction targets, including the four approaches noted above or any other measures they choose to adopt, for example, carbon tax and cap-and-trade. The EPA is scheduled to finalize the rule by June 1, 2015, and states will have until June 30, 2016, to submit plans to implement the finalized rule (subject to extension and EPA approval of the states’ plans). The outcome of this rule-making process and its impact on our businesses cannot be determined at this time; however, it could result in increased operating costs, decreased operations at Tampa Electric’s coal-fired plants, and decreased profitability at our coal mining and production subsidiary. See “Risk Factors—General Business and Operational Risks—Federal or state regulation of GHG emissions, depending on how they are enacted, could increase our costs or the rates charged to our customers, which could curtail sales.”

TECO Coal

As we have previously indicated, we do not consider TECO Coal to be a core holding. Consistent with this view, we have had discussions from time to time with interested parties regarding a possible sale of TECO Coal, and have been working with an investment banking firm to help us determine whether there would be interest in a sale transaction that we would find acceptable. We are currently in active discussions with potential buyers, but no agreement or understanding with respect to any sale has been reached. Furthermore, our board of directors has not made a determination regarding whether we would sell TECO Coal based on current indications of value. These indications suggest that a sale price above book value may be unlikely at this time. In the context of furthering our overall strategy, that is a factor which we would consider, among others, in deciding whether to sell TECO Coal at this time. Accordingly, there can be no assurances that a sale of TECO Coal will be completed, and if a sale is completed, it is expected that it would reflect current market conditions.

Other Information

We maintain a website at www.tecoenergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

Effective May 3, 2012, we amended and restated our Articles of Incorporation and Bylaws to, among other things, declassify our board of directors over a three-year period, as approved by our shareholders at our 2012 annual meeting. For additional information about this change to our board structure, we refer you to our Current Report on Form 8-K filed on May 4, 2012, which information updates the information set forth in the accompanying prospectus under “Anti-Takeover Effects of TECO Energy’s Articles of Incorporation and Bylaws, and Florida Law—Election and Removal of Directors.”

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock, which information updates the information set forth in the accompanying prospectus under “Description of Common Stock of TECO Energy.”

For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where You Can Find More Information” and “Incorporation By Reference.”

The Offering

Issuer	TECO Energy, Inc.

Common stock offered	15,500,000 shares. We have also granted the underwriters a 30-day option to purchase up to 2,325,000 additional shares.

Common stock to be outstanding immediately following this offering	233,294,225 shares (or 235,619,225 shares if the underwriters exercise their option to purchase additional shares in full).(1)

Use of proceeds	We intend to use the net proceeds of this offering, together with cash on hand, short-term debt and proceeds from the issuance, concurrently with the closing of the NMGC Acquisition, of new debt at NMGC and NMGI, to fund a portion of the consideration for the NMGC Acquisition, retire certain debt of NMGC and NMGI in connection with the closing of the NMGC Acquisition, fund acquisition costs and expenses and for general corporate purposes. However, the consummation of this offering is not conditioned on the closing of the NMGC Acquisition. If we do not consummate the NMGC Acquisition, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Dividends	Our current annualized dividend rate is $0.88.(2)

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “TE.”

Risk Factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement beginning on page S-9 as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

(1)	The number of shares of our common stock to be outstanding after the offering is based on 217,794,225 shares of common stock outstanding as of June 27, 2014. The number of shares of our common stock to be outstanding after this offering excludes 1,369,000 shares underlying options outstanding as of June 27, 2014, to purchase shares of our common stock, at a weighted-average purchase price of $15.89 per share, and 4,000,000 shares of our common stock reserved for issuance under our 2010 Equity Incentive Plan, of which 2,385,000 remain available for future grant as of June 27, 2014. In addition, unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares with respect to this offering and no exercise of outstanding options to purchase shares of our common stock.
(2)	Based upon the current quarterly dividend rate of $0.22 annualized. Future dividends, declared at the discretion of our Board of Directors, will be dependent upon future earnings, cash flows and other factors.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data. We have derived the summary consolidated income statement information for the years ended December 31, 2013, 2012 and 2011 and the summary consolidated balance sheet information at December 31, 2013 and 2012 from our audited consolidated financial statements which are incorporated by reference in this prospectus supplement. We have derived the summary consolidated income statement information for the years ended December 31, 2010 and 2009 and the summary consolidated balance sheet information at December 31, 2011, 2010 and 2009 from our audited consolidated financial statements which are not incorporated by reference in this prospectus supplement. We have derived the summary consolidated income information and the other financial information for the three months ended March 31, 2014, and March 31, 2013, and the summary consolidated balance sheet information at March 31, 2014, and March 31, 2013, from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. Historical results are not indicative of the results to be expected in the future. In addition, our results for the three months ended March 31, 2014, are not necessarily indicative of results expected for the full year ending December 31, 2014. This summary consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are incorporated by reference in this prospectus supplement.

	Year Ended December 31,					Three Months Ended March 31,
(millions, except share amounts)	2013	2012	2011	2010	2009	2014	2013
Revenues(1)	$2,851.3	$2,996.6	$3,209.9	$3,363.5	$3,302.2	$684.1	$661.1
Net income from continuing operations attributable to TECO Energy(1)	197.8	246.0	250.8	211.6	182.4	47.0	41.2
Net income (loss) from discontinued operations attributable to TECO Energy(1)	(0.1)	(33.3)	21.8	27.4	31.5	3.1	0.3
Net income	197.7	212.7	272.6	239.0	213.9	50.1	41.5
Total assets	7,448.0	7,334.9	7,307.2	7,270.9	7,219.5	7,430.7	7,353.8
Long-term debt, including current portion	2,921.1	2,972.7	3,073.4	3,226.4	3,309.5	2,921.1	2,972.7
EPS—Basic
From continuing operations(1)	$0.92	$1.14	$1.17	$0.99	$0.85	$0.22	$0.19
From discontinued operations attributable to TECO Energy(1)	0.00	(0.15)	0.10	0.13	0.15	0.01	0.00
Attributable to TECO Energy	$0.92	$0.99	$1.27	$1.12	$1.00	$0.23	$0.19
EPS—Diluted
From continuing operations(1)	$0.92	$1.14	$1.17	$0.98	$0.85	$0.22	$0.19
From discontinued operations attributable to TECO Energy(1)	0.00	(0.15)	0.10	0.13	0.15	0.01	0.00
Attributable to TECO Energy	$0.92	$0.99	$1.27	$1.11	$1.00	$0.23	$0.19
Dividends paid per common share outstanding	$0.880	$0.880	$0.850	$0.815	$0.800	$0.22	$0.22

(1)	Amounts shown include reclassifications to reflect discontinued operations from the sale of our generating and transmission assets in Guatemala completed in 2012.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and those contained in our most recently filed periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which are incorporated by reference into this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Associated With the NMGC Acquisition

We will be subject to business uncertainties while the NMGC Acquisition is pending that could adversely affect our business and operations.

While the NMGC Acquisition is pending, we will be subject to a number of risks that could have an adverse effect on us, including:

•	our estimate of the costs to complete the NMGC Acquisition and the operating performance after the completion of the transaction may vary significantly from actual results;

•

both before and after the closing of the NMGC Acquisition, the attention of management is expected to be focused on closing the transaction and the subsequent integration of NMGC. During this period, the focus on current operations or the pursuit of other opportunities that could be beneficial to us may be reduced;

•	the potential loss of key employees of TECO Energy or NMGC who may be uncertain about their future roles if and when the NMGC Acquisition is completed; and

•	the trading price of our common stock may be adversely affected by speculation about the timing of the closing of the NMGC Acquisition.

The NMGC Acquisition may not be completed at all or on a timely basis, or regulatory approval may be subject to unfavorable conditions, which could have an adverse effect on us.

On May 14, 2014, we reached a settlement agreement with the New Mexico Industrial Energy Consumers, which represents large customers of NMGC, and the New Mexico Attorney General’s office, which represents New Mexico residential and small business customers, regarding the NMGC Acquisition. Under the terms of the settlement, among other elements of the stipulation, NMGC will freeze customer rates until the end of 2017 and limit job reductions in the first three years after the NMGC Acquisition. The NMPRC staff did not oppose the settlement, and on June 30, 2014, the NMPRC hearing examiner issued a certification of stipulation recommending that the NMPRC approve the transaction and related matters. The NMPRC still must decide whether to approve the NMGC Acquisition, which decision we expect in the third quarter of 2014. If we do not receive the NMPRC’s final approval by September 25, 2014, however, the stock purchase agreement may be terminated by either party.

However, the consummation of this offering is not conditioned on the closing of the NMGC Acquisition. If we do not consummate the NMGC Acquisition, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes.

Failure to complete the NMGC Acquisition could negatively affect our stock price as well as our future business and financial results.

If the NMGC Acquisition is not completed, we will be subject to a number of risks, including:

•	we must pay costs related to the NMGC Acquisition, including legal, accounting, financial advisory, filing and printing costs, whether the transaction is completed or not;

•	we could be subject to litigation related to the failure to complete the NMGC Acquisition or other factors, which litigation may adversely affect our business, financial results and stock price; and

•

if we complete the offering of our common stock contemplated by this prospectus supplement, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not meet investor expectations. Furthermore, we would be subject to earnings per share dilution if we do not find other attractive investment opportunities or undertake other means to reduce our overall shares outstanding.

The NMGC Acquisition and associated costs and integration efforts may adversely affect our business, financial condition or results of operations, which may negatively affect the trading price of our common stock.

We expect the NMGC Acquisition to be accretive to earnings beginning twelve months after closing. The NMPRC may not approve the transaction, or may impose terms or conditions on the approval, which could delay the completion of the transaction, impose additional costs, or otherwise affect the anticipated benefits of the transaction. In addition, the anticipated benefits of the transaction are based on estimates of transaction and integration-related costs, which are dependent on financial market conditions and other factors, which may materially change. Negative changes in these factors could have an adverse effect on the anticipated benefits of the transaction or our business, financial condition, results of operations or stock price. Further, following the consummation of the NMGC Acquisition, our ownership of NMGC will be subject to the regulation of the NMPRC and applicable New Mexico state laws governing utilities. Any subsequent sale of NMGC or incidental transfer of ownership through a change of control transaction in TECO Energy would be subject to applicable New Mexico regulatory approval requirements.

In order to finance the NMGC Acquisition, we plan to incur additional indebtedness and issue equity securities, which could have an adverse effect on our financial health.

We currently expect to finance the NMGC Acquisition with a combination of the proceeds from this offering, cash on hand and the issuance, concurrently with the closing of the NMGC Acquisition, of new debt at NMGC and NMGI, proceeds from which will primarily be used to retire certain debt of NMGC and NMGI in connection with the closing of the NMGC Acquisition, to fund the acquisition purchase, costs and expenses, and for general corporate purposes. Incurrence of additional debt may have an adverse effect on our financial condition and may limit our ability to obtain financing in the future. Furthermore, the issuance of our common stock pursuant to this offering will result in additional shares outstanding and may have an adverse effect on the market price of our common stock.

Additionally, if we fail to realize the expected benefits from the NMGC Acquisition or if the financial performance of NMGC does not meet our current expectations, it may have a negative effect on our financial profile. If we cannot obtain the permanent financing we expect, alternative financing under the Bridge Facility would be on less favorable financial terms. In that event, any debt incurred to replace or refinance the amounts under the Bridge Facility could also be under less favorable terms.

NMGC’s business is subject to many risks, including those attendant to being a regulated gas utility. Some of these risks are similar to those of our existing gas utility, and some are unique to New Mexico; NMGC’s business may be adversely affected by these risks, and additional risks may be identified after closing of the NMGC Acquisition.

NMGC is a highly regulated gas utility which could be adversely affected by a number of factors affecting such a business, such as changes in regulation or legislation or decisions by the NMPRC and the impact of environmental laws and regulations that may increase costs or have other adverse effects on the business; the potential for increased costs in natural gas or volatility in such prices which could reduce sales volumes or have other adverse effects on the business; general economic conditions nationally and in New Mexico affecting the market for natural gas; the inability of the company to renew rights-of-way or franchises for its transmission and distribution facilities on acceptable terms, which could increase costs; and weather-related risks to the business, such as warmer-than-normal weather conditions, or other factors such as global warming or climate change, which may result in reduced natural gas sales and lower profitability. Additional risk factors relating to this business may be identified after the closing of the NMGC Acquisition, if such closing occurs.

In connection with the NMGC Acquisition, we expect to record additional goodwill and long-lived assets that could become impaired and adversely impact our financial condition and results from operations.

We assess long-lived assets and goodwill for impairment annually or more frequently if events or circumstances occur that would more likely than not reduce the fair value of those assets below their carrying values. To the extent the value of goodwill or a long-lived asset becomes impaired, we may be required to record non-cash impairment charges that could have a material impact on results from operations.

Financing Risks

We have substantial indebtedness, which could adversely affect our financial condition and financial flexibility.

We have substantial indebtedness, which has resulted in fixed charges we are obligated to pay. The level of our indebtedness and restrictive covenants contained in our debt obligations could limit our ability to obtain additional financing.

TECO Energy, TECO Finance and TEC must meet certain financial tests as defined in the applicable agreements to use their respective credit facilities. Also, TECO Energy, TECO Finance, TEC and other operating companies have certain restrictive covenants in specific agreements and debt instruments. These restrictive covenants could further limit our ability to obtain additional financing.

As of March 31, 2014, we were in compliance with required financial covenants, but we cannot be assured that we will be in compliance with these financial covenants in the future. Our failure to comply with any of these covenants or to meet our payment obligations could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding debt obligations. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a portion of our outstanding obligations.

We also incur obligations in connection with the operations of our subsidiaries and affiliates that do not appear on our balance sheet. These obligations take the form of guarantees, letters of credit and contractual commitments, as described under the “Liquidity, Capital Resources” sections of the “Management’s Discussion & Analysis of Financial Condition & Results of Operations” section of our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Financial market conditions could limit our access to capital and increase our costs of borrowing or refinancing, or have other adverse effects on our results.

The financial market conditions that were experienced in 2008 and early 2009 impacted access to both the short- and long-term capital markets and the cost of such capital. TECO Finance has debt maturing in 2015 of which it expects to refinance a portion. Future financial market conditions could limit our ability to raise the capital we need and could increase our interest costs, which could reduce earnings.

We enter into derivative transactions, primarily with financial institutions as counterparties. Financial market turmoil could lead to a sudden decline in credit quality among these counterparties, which could make in-the-money positions uncollectable.

We enter into derivative transactions with counterparties, most of which are financial institutions, to hedge our exposure to commodity price changes. Turmoil in the financial markets could lead to a sudden decline in credit quality among these counterparties. If such a decline occurs for a counterparty with which we have an in-the-money position, we could be unable to collect from such counterparty.

Declines in the financial markets or in interest rates used to determine benefit obligations could increase our pension expense or the required cash contributions to maintain required levels of funding for our plan.

Under calculation requirements of the Pension Protection Act, as of the January 1, 2014, measurement date, the funded percentage of our plan is expected to be approximately 98%. TECO Energy estimates its contributions to range from $5 million to $50 million annually over the next five years. Any future declines in the financial markets or further declines in interest rates could increase the amount of contributions required to fund our plan in the future.

We estimate that pension expense in 2014 will be lower than in 2013, primarily due to the higher interest rates and pension plan asset growth in 2013. Any future declines in the financial markets or decreases in interest rates, however could, cause pension expense to increase in future years.

Our financial condition and results could be adversely affected if our capital expenditures are greater than forecast.

We are forecasting capital expenditures at Tampa Electric to support the current levels of customer growth, to comply with the design changes mandated by the Florida Public Service Commission (“FPSC”) to harden transmission and distribution facilities against hurricane damage, to maintain transmission and distribution system reliability, to maintain coal-fired generating unit reliability and efficiency, and to add generating capacity at the Polk Power Station. We are forecasting capital expenditures at PGS to support customer growth, system reliability, conversion of customers from other fuels to natural gas and to replace bare steel and cast iron pipe.

If our capital expenditures exceed the forecasted levels, we may need to draw on credit facilities or access the capital markets on unfavorable terms. We cannot be sure that we will be able to obtain additional financing, in which case our financial position could be adversely affected.

Our financial condition and ability to access capital may be materially adversely affected by multiple ratings downgrades to below investment grade, and we cannot be assured of any rating improvements in the future.

Our senior unsecured debt is rated as investment grade by Standard & Poor’s (S&P) at BBB, by Moody’s Investor’s Services (Moody’s) at Baa1, and by Fitch Ratings (Fitch) at BBB. The senior unsecured debt of TEC is rated by S&P at BBB+, by Moody’s at A2 and by Fitch at A- . A downgrade to below investment grade by the rating agencies, which would require a two-notch downgrade by S&P and Fitch, and a three notch downgrade by Moody’s, may affect our ability to borrow, may change requirements for future collateral or margin postings, and may increase our financing costs, which may decrease our earnings. We may also experience greater interest expense than we may have otherwise if, in future periods, we replace maturing debt with new debt bearing higher interest rates due to any such downgrades. In addition, downgrades could adversely affect our relationships with customers and counterparties.

At current ratings, TEC is able to purchase electricity and gas without providing collateral. If the ratings of TEC decline to below investment grade, Tampa Electric and PGS could be required to post collateral to support their purchases of electricity and gas.

We are a holding company with no business operations of our own and depend on cash flow from our subsidiaries to meet our obligations.

We are a holding company with no business operations of our own or material assets other than the stock of our subsidiaries. Accordingly, all of our operations are conducted by our subsidiaries. As a holding company, we require dividends and other payments from our subsidiaries to meet our cash requirements. If our subsidiaries are unable to pay us dividends or make other cash payments to us, we may be unable to pay dividends or satisfy our obligations.

General Business and Operational Risks

General economic conditions may adversely affect our businesses.

Our businesses are affected by general economic conditions. In particular, growth in Tampa Electric’s service area and in Florida is important to the realization of annual energy sales growth for Tampa Electric and PGS.

Any weakening of economic conditions, including the Florida housing markets and general economy, could adversely affect Tampa Electric’s or PGS’s expected performance and their ability to collect payments from customers.

TECO Coal is also affected by general economic conditions affecting primarily the utility and steel industries, both nationally and internationally. TECO Coal sells metallurgical coal domestically and internationally, and demand for that product has varied due to economic conditions. Continued economic weakness and the resulting lower demand for metallurgical coal in the international markets could reduce TECO Coal’s financial results.

Our electric and gas utilities are highly regulated; changes in regulation or the regulatory environment could reduce revenues or increase costs or competition.

Tampa Electric and PGS operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission (“FPSC”), and Tampa Electric’s wholesale power sales and transmission services are subject to regulation by the Federal Energy Regulatory Commission (“FERC”). Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric’s or PGS’s financial performance by, for example, reducing revenues, increasing competition or costs, threatening investment recovery or impacting rate structure.

If Tampa Electric or PGS earn returns on equity above their respective allowed ranges, the earnings could be subject to review by the FPSC which could result in refunds to customers or changes in allowed returns on equity, which could reduce earnings and cash flow.

Changes in the environmental laws and regulations affecting our businesses could increase our costs or curtail our activities.

Our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses’ activities.

Proposed new regulations on the disposal and/or storage of coal combustion residuals (“CCRs”) could add to Tampa Electric’s operating costs.

In response to a coal ash pond failure in December 2008 at another utility, the EPA proposed new regulations for the management and disposal of CCRs. These proposed rules include two potential approaches. One approach, known as Subtitle C, would categorize CCRs destined for disposal as hazardous wastes. This proposal could be the most significant for Tampa Electric because management and disposal of hazardous wastes is extremely expensive, and waste landfills are currently prohibited in Florida by state law. In addition, the hazardous designation could require improvements to Tampa Electric’s current ash management practices and interim storage and handling facilities for CCRs inside its power stations, even though permanent onsite disposal would not be allowed. The other proposed rule would set minimum standards for the final disposal of CCRs under regulations similar to those in place for municipal non-hazardous solid waste. This proposal would not be as disruptive as the former, since it would allow for the continued operation of ash impoundments on Tampa Electric’s facilities. However it is unclear whether this approach would place additional management requirements on these existing disposal units or cause them to need structural improvements. The EPA’s current schedule would result in a final proposed rule in 2015, although expected litigation would likely delay the rule’s effective date.

Federal or state regulation of GHG emissions, depending on how they are enacted, could increase our costs or the rates charged to our customers, which could curtail sales.

Among our companies, Tampa Electric has the most significant number of stationary sources with air emissions. While GHG emission regulations have been proposed, both at the federal and state level, none has been passed at this time and, therefore, costs to reduce GHGs are unknown. Presently there is no viable technology to remove CO2 post-combustion from conventional coal-fired units such as Tampa Electric’s Big Bend units. New rules requiring post-combustion CO2 removal could require significant investment in what is essentially experimental technology, costly conversion to natural gas fuel, or a premature shut-down of the units, which would result in non-cash write-offs.

Current regulation in Florida allows utility companies to recover from customers prudently incurred costs for compliance with new environmental regulations. Tampa Electric would expect to recover from customers the costs of power plant modifications or other costs required to comply with new GHG emission regulation. If the regulation allowing cost recovery is changed and the cost of compliance is not recovered through the ECRC, Tampa Electric could seek to recover those costs through a base-rate proceeding, but we cannot be assured that the FPSC would grant such recovery.

In a June 25, 2013, memorandum, President Obama directed the EPA to issue new emissions standards for future power plants as well as modified, reconstructed or existing power plants to reduce GHG emissions. The new standards for future power plants were released in the fall of 2013, which essentially mandate that no new coal fired power plants will be constructed in the U.S. On June 2, 2014, the EPA released a comprehensive proposed rule which it calls the “Clean Power Plan,” aiming to cut GHG emissions from existing power plants by 30% from their 2005 levels by 2030, with an interim goal for the period from 2020 through 2029. Under the proposed rule, each state would have to reduce carbon dioxide emissions on a state-wide basis by an amount specified by the EPA; the target amount was determined by the EPA’s view of each state’s options, including: making power plant efficiency upgrades; shifting from coal to natural gas generation; investing in zero- and low-emitting power sources, such as renewable and nuclear energy; and implementing customer energy efficiency programs. Because the 30% reduction target is an average across all states, some states have higher or lower target emission reduction goals under the proposed rule than the average. Based on current emissions, Florida has a higher reduction goal than the average, of 38%. Under the proposed rules, states will have flexibility in designing programs to meet their emission reduction targets, including the four approaches noted above or any other measures they choose to adopt, for example, carbon tax and cap-and-trade. The EPA is scheduled to finalize the rule by June 1, 2015, and states will have until June 30, 2016, to submit plans to implement the finalized rule (subject to extension and EPA approval of the states’ plans). It is unclear whether Florida’s proposed implementation plan will take into consideration emission reductions achieved prior to 2005 or if that baseline year will be changed in the comment process. The 2005 baseline year does not take into consideration the significant reductions in greenhouse gas emissions we achieved prior to 2005 (a reduction of approximately five million tons since 1998). If the 2005 baseline year remains unchanged (which due to our previous reductions in greenhouse gas emissions was our lowest emitting year), it may be more difficult for us to achieve the proposed reductions than other utilities in a cost-effective manner, especially when compared to utilities in other states that have lower emission reduction targets under the proposed rules. It is expected that the rules will be subjected to litigation, which could have a material impact on both the timing and substance of the rules, and, therefore, the outcome of this rule-making process and its impact on our businesses cannot be determined at this time; however, it could result in increased operating costs, decreased operations at Tampa Electric’s coal-fired plants, and decreased profitability at our coal mining and production subsidiary. While certain costs related to environmental compliance are currently recoverable from customers under Florida’s ECRC, we cannot be assured that any increased costs associated with complying with those regulations will be eligible for such treatment.

In the case of TECO Coal, the use of coal to generate electricity is considered a significant source of GHG emissions. New regulations, depending on final form, could cause the consumption of coal to decrease or the cost of sales to increase, which could negatively impact TECO Coal’s earnings.

Among other rules, the EPA has proposed or finalized a number of new rules, including the Clean Air Interstate Rule (“CAIR”)/Cross State Air Pollution Rule (“CSAPR”) and Hazardous Air Pollutants (“HAPS”) Maximum Achievable Control Technology (“MACT”) for emissions into the air, and a number of new rules focused on water use and discharges from power generation facilities.

Together these air-focused rules impose stringent reductions in several pollutants from electric utility steam generators, primarily coal-fired, but including oil-fired as well. If the CSAPR rule is implemented as planned, the EPA has estimated that the implementation of CSAPR would require significant investment in pollution-control equipment for units not already equipped or could result in the retirement of primarily smaller, older coal-fired power stations that do not currently have state-of-the-art air pollution-control equipment already installed. The retirement of these units or switching to other fuels for compliance with this rule is likely to reduce overall demand for coal, which could reduce sales and financial results at TECO Coal.

The EPA’s water-focused rules could limit the supply of water available to our power generating facilities, require the investment of significant capital for new equipment and increase operating costs.

A mandatory renewable energy portfolio standard (RPS) could add to Tampa Electric’s costs and adversely affect its operating results.

In past sessions of the Florida legislature, an RPS was debated but ultimately not enacted, but an RPS standard could be enacted in the future. In addition, there is the potential that legislation could be proposed in the U.S. Congress to introduce an RPS at the federal level. It remains unclear, however, if or when action on such legislation would be completed. Tampa Electric could incur significant costs to comply with an RPS. Tampa Electric’s operating results could be adversely affected if Tampa Electric were not permitted to recover these costs from customers through the ECRC.

Tampa Electric, the state of Florida and the nation as a whole are increasingly dependent on natural gas to generate electricity. There may not be adequate infrastructure to deliver adequate quantities of natural gas to meet the expected future demand, and the expected higher demand for natural gas may lead to increasing costs for the commodity.

In Florida and across the United States, utilities are increasingly relying on natural gas for new electric generating plants in response to GHG emissions concerns and attractive natural gas prices. Currently, there is an adequate supply and infrastructure to meet demand for natural gas in Florida and nationally. However, if future supplies are inadequate or if significant new investment is required to install the pipelines necessary to transport the gas, the cost of natural gas could rise. Currently, Tampa Electric and PGS are allowed to pass the cost for the commodity gas and transportation services through to customers without profit. Changes in regulations could reduce earnings if they required Tampa Electric or PGS to bear a portion of the increased cost. In addition, increased costs to customers could result in lower sales.

Our businesses are sensitive to variations in weather and the effects of extreme weather, and have seasonal variations.

All of our businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric’s and PGS’s energy sales are particularly sensitive to variations in weather conditions. Those companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. If climate change or other factors cause significant variations from normal weather, this could have a material impact on energy sales.

PGS, which has a typically short but significant winter peak period that is dependent on cold weather, is more weather-sensitive than Tampa Electric, which has both summer and winter peak periods. Mild winter weather in Florida can negatively impact results at Tampa Electric and PGS.

Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coal. Severe weather conditions could interrupt or slow coal production or rail transportation and increase operating costs.

The state of Florida is exposed to extreme weather, including hurricanes, which can cause damage to our facilities and affect our ability to serve customers.

As a company with electric service and natural gas operations in peninsular Florida, we are exposed to extreme weather events, such as hurricanes. Extreme weather conditions can be destructive, causing outages and property damage that require us to incur additional expenses. Extensive customer outages could reduce revenue collections. If warmer temperatures lead to changes in extreme weather events (increased frequency, duration and severity), these expenses could be greater.

While we have storm preparation and recovery plans in place, and Tampa Electric and PGS have historically been granted regulatory approval to recover or defer the majority of significant storm costs incurred, extreme weather still poses risks to our operations and storm cost-recovery petitions may not always be granted or may not be granted in a timely manner. If costs associated with future severe weather events cannot be recovered in a timely manner, or in an amount sufficient to cover actual costs, our financial condition and operating results could be adversely affected.

Commodity price changes may affect the operating costs and competitive positions of our utility businesses.

All of our businesses are sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

In the case of Tampa Electric, fuel costs used for generation are affected primarily by the cost of coal and natural gas. Tampa Electric is able to recover prudently incurred costs of fuel through retail customers’ bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

The ability to make sales and the margins earned on wholesale power sales are affected by the cost of fuel to Tampa Electric, particularly as it compares to the costs of other power producers.

In the case of PGS, costs for purchased gas and pipeline capacity are recovered through retail customers’ bills, but increases in gas costs affect total retail prices and, therefore, the competitive position of PGS relative to electricity, other forms of energy and other gas suppliers.

Competition among coal producers in Central Appalachia and other producing regions, and low natural gas prices may adversely affect TECO Coal’s ability to sell steam coal. Low-cost natural gas has allowed utility steam coal users to switch from coal to natural gas to produce electricity, which has reduced the current market price and demand for TECO Coal’s steam coal from domestic utilities. Continued or further declines in natural gas prices and increased competition from lower cost producing areas would keep demand and selling prices low, which would reduce TECO Coal’s profitability, or reduce the value of its reserves.

TECO Coal has historically sold about 50% of its production to domestic utilities for use in the generation of power. For over three years, natural gas prices have been dramatically lower than previous averages due to the growth of hydraulic fracturing in the production of natural gas from shale formations. These low natural gas prices have caused utility coal users to switch to lower cost natural gas to generate electricity. Even with the increase in natural gas prices as occurred in the first half of 2014, it remains more cost effective for users of higher cost Central Appalachian coal, which TECO Coal produces, to burn a higher percentage of natural gas for power generation. Lower cost coals from other producing regions of the U.S., such as the Powder River Basin and the Illinois Basin are being utilized by more utilities in lieu of higher cost Central Appalachian coals, further reducing demand.

At the end of 2013, more than 50% of TECO Coal’s profitable steam coal contracts expired and current market prices for Central Appalachian steam coal are not profitable. Without an increase in the cost of natural gas and an increase in the use of coal for power generation, or a general improvement in coal market conditions, TECO Coal’s profitability will be reduced. If these conditions were to persist or decline further, the value of TECO Coal’s reserves could be reduced, which could result in a non-cash impairment charge.

Results at our utility companies may be affected by changes in customer energy-usage patterns, and the cost of complying with potential new environmental regulations.

For the past several years, weather-normalized energy consumption per residential customer declined due to the combined effects of voluntary conservation efforts, economic conditions, improvements in lighting and appliance efficiency, trends toward smaller single family houses and increased multi-family housing.

Forecasts by our utility companies are based on normal weather patterns and historical trends in customer energy-usage patterns. The utilities’ ability to increase energy sales and earnings could be negatively impacted if customers continue to use less energy in response to increased energy efficiency of lights and appliances, economic conditions or other factors.

Compliance with proposed GHG emissions reductions, a mandatory RPS or other new regulation could raise Tampa Electric’s cost. While current regulation allows Tampa Electric to recover the cost of new environmental regulation through the ECRC, increased costs for electricity may cause customers to change usage patterns, which would impact Tampa Electric’s sales.

Our computer systems and the infrastructure of our utility companies may be subject to cyber (primarily electronic or internet-based) or physical attacks, which could disrupt operations, cause loss of important data or compromise customer, employee-related or other critical information or systems, or adversely affect our business and financial results and condition.

There have been an increasing number of cyber-attacks on companies around the world, which have caused operational failures or compromised sensitive corporate or customer data. These attacks have occurred over the Internet, through malware, viruses, or attachments to e-mails or through persons inside of the organization or through persons with access to systems inside of the organization.

We have security systems and infrastructure in place that are designed to prevent such attacks, and these systems are subject to internal, external and regulatory audits to ensure adequacy. Despite these efforts, we cannot be assured that a cyber-attack will not cause electric or gas system operational problems, disruptions of service to customers, compromise important data or systems, or subject us to additional regulation, litigation or damage to our reputation.

There have also been physical attacks on critical infrastructure at other utilities. While the transmission and distribution system infrastructure of our utility companies are designed and operated in such a manner to mitigate the impact of this type of attack, in the event of a physical attack that disrupts service to customers, revenues would be reduced and costs would be incurred to repair any damage. These types of events, either impacting our facilities or the industry in general, could also cause us to incur additional security- and insurance-related costs, and could have adverse effects on our business and financial results and condition.

We rely on some transmission and distribution assets that we do not own or control to deliver wholesale electricity, and natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver electricity and natural gas may be hindered.

We depend on transmission and distribution facilities owned and operated by other utilities and energy companies to deliver the electricity and natural gas we sell to the wholesale and retail markets, as well as the natural gas we purchase for use in our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual and service obligations may be hindered.

The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities. Likewise, unexpected interruption in upstream natural gas supply or transmission could affect our ability to generate power or deliver natural gas to local distribution customers.

The value of our existing deferred tax benefits are determined by existing tax laws, and could be negatively impacted by changes in these laws.

“Comprehensive tax reform” remains a topic of discussion in the U.S. congress. Such legislation could significantly alter the existing tax code, including a reduction in corporate income tax rates. Although a reduction in the corporate income tax rate could result in lower future tax expense and tax payments, it would reduce the value of our existing deferred tax asset and could result in a charge to earnings from the write-down of that asset, and reduce future cash flow at the parent company.

The current administration in Washington D.C. has proposed the elimination of the percentage depletion tax deduction for the mining of coal, and other hard minerals and fossil fuels.

If the percentage depletion tax deduction is eliminated for TECO Coal, the effective tax rate for that company would rise from the historical 20% to 25% to the general corporate tax rate of 37%, which would reduce earnings from TECO Coal.

Impairment testing of certain long-lived assets could result in impairment charges.

We evaluate our long-lived assets for impairment annually or more frequently if certain triggering events occur. Should the current carrying values of any of these assets not be recoverable, we would incur non-cash charges to write down the assets to fair market value. For example, annually and upon a triggering event, we are required to conduct a review of TECO Coal’s long-lived assets to determine whether any of the assets have become impaired. In addition, to the extent that we enter into any agreement to sell TECO Coal that has a purchase price below its approximately $200 million book value, we would be required to incur an impairment charge, which could be material to our financial statements.

Problems with operations could cause us to incur substantial costs.

Each of our subsidiaries is subject to various operational risks, including accidents, equipment failures and operations below expected levels of performance or efficiency. Our subsidiaries could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines, coal mining or processing equipment or other equipment or processes that would result in performance below assumed levels of output or efficiency. The occurrence of one or more of these problems could cause us to incur substantial costs, including potential claims for damages that may exceed the scope of our insurance coverage, which could have an adverse impact on our financial condition and results from operations.

Failure to obtain the permits necessary to open new surface mines, or challenges to the validity of existing permits, could reduce earnings from TECO Coal.

Our surface coal mining operations are dependent on permits from the U.S. Army Corps of Engineers (“USACE”) to open new surface mines necessary to maintain or increase production. Since 2008, new permits issued by the USACE under Section 404 of the Clean Water Act for new surface coal mining operations have been challenged in court by various environmental groups, resulting in very few usable permits being issued. Failure to obtain the necessary permits to open new surface mines, which are required to maintain and expand production, could reduce production, cause higher mining costs or require purchasing coal at prices above our cost of production to fulfill contract requirements, which would reduce the earnings expected from TECO Coal.

Challenges to existing permits that disrupt mining operations could result in higher costs if operations are forced to move to other mining sites or if coal is purchased from third parties, which would reduce the earnings expected from TECO Coal.

In 2010, the EPA issued new guidelines related to water quality for Central Appalachian coal surface mining operations that would be conditions of new surface mine permits, which would add significant cost to operations or curtail our surface mining activities and preparation plant operations.

In 2010, the EPA issued new guidance on environmental permitting requirements for Central Appalachian mountaintop removal and other surface mining projects. The guidance limits conductivity (level of mineral salts) in water discharges into streams from permitted areas, and was effective immediately on an interim basis. In 2011, the EPA made this guidance final. Because the EPA’s standards appear to be unachievable under most circumstances, surface mining activity could be substantially curtailed since most new and pending permits would likely be rejected. This guidance could also be extended to discharges from deep mines and preparation plants, which could result in a substantial curtailing of those activities as well. In 2012, the United States District Court for the District of Columbia ruled that the EPA had exceeded its statutory authority in establishing the water quality guidance discussed above in the manner in which it was done. Following the outcome of this court decision, pending appeals by the EPA, few, if any, new usable permits have been issued by the USACE. Over time, if new permits are not issued, TECO Coal could incur higher production costs or reduced production from surface mining operations.

TECO Coal’s sales to international customers are subject to risks that could result in losses or increased costs.

TECO Coal is exposed to financial risk through its sales to international customers primarily in Asia. TECO Coal attempts to mitigate this risk through the use of third parties to broker the sales, dollar-denominated contracts, passage of title upon loading in the U.S. port, customer responsibility for the international freight, letters of credit posted by customers for purchase price of the commodity and the transportation to the U.S. port, and the utilization of local agents where appropriate. TECO Coal cannot be assured that these measures will effectively mitigate all international risks, which could have an adverse effect on TECO Coal’s financial conditions.

In 2014, TECO Coal has a higher percentage of its metallurgical coal sales committed to customers in Asia than in recent years. Prices for metallurgical coal sales to Asia are subject to being reset on a quarterly basis based on supply and demand in the region. Over the past two years the quarterly prices have been lower due to increased supply from Australia and other suppliers and weakening demand for metallurgical coal from China. Lower quarterly prices could reduce TECO Coal’s profitability below levels forecast for 2014.

Increased customer use of distributed generation could adversely affect our regulated electric utility business.

In many areas of the country there is growing use of rooftop solar panels, small wind turbines and other small-scale methods of power generation, called distributed generation, by individual residential, commercial and industrial customers. Distributed generation is encouraged and supported by various special interest groups, tax incentives, renewable portfolio standards and special rates designed to support such generation. Additionally, the EPA’s proposed “Clean Power Plan” rule, if enacted as proposed, could have the effect of providing greater incentives for distributed generation in order to meet state-based emission reduction targets under the proposed rule. See “—Federal or state regulation of GHG emissions, depending on how they are enacted, could increase our costs or the rates charged to our customers, which could curtail sales.”

Increased usage of distributed generation, particularly in those states where solar or wind resources are the most abundant, is reducing utility electricity sales but not reducing the need for ongoing investment in infrastructure to maintain or expand the transmission and distribution grid to reliably serve customers. Continued utility investment not supported by increased energy sales causes rates to increase for customers, which could further reduce energy sales and reduce profitability.

Potential competitive changes may adversely affect our regulated electric and gas businesses.

There is competition in wholesale power sales across the country. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Although not expected in the foreseeable future, changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect Tampa Electric’s business and its expected performance.

The gas distribution industry has been subject to competitive forces for several years. Gas services provided by PGS are unbundled for all non-residential customers. Because PGS earns margins on distribution of gas but not on the commodity itself, unbundling has not negatively impacted PGS’s results. However, future structural changes that we cannot predict could adversely affect PGS.

From time to time, we are a party to legal proceedings that may result in a material adverse effect on our financial condition.

From time to time, we are a party to, or otherwise involved in, lawsuits, claims, proceedings, investigations and other legal matters that have arisen in the ordinary course of conducting our business. While the outcome of these lawsuits, claims, proceedings, investigations and other legal matters which we are a party to, or otherwise involved in, cannot be predicted with certainty, an adverse outcome could result in a material adverse effect on our financial condition.

USE OF PROCEEDS

We expect to receive approximately $271 million in net proceeds from this offering after deducting the underwriting discounts and commissions and expenses. We estimate that we will receive net proceeds of approximately $312 million if the underwriters exercise their option to purchase additional shares in full.

We intend to use the net proceeds of this offering, together with cash on hand, short-term debt and proceeds from the issuance, concurrently with the closing of the NMGC Acquisition, of new debt at NMGC and NMGI, to fund a portion of the consideration for the NMGC Acquisition, retire certain debt of NMGC and NMGI in connection with the closing of NMGC Acquisition, fund acquisition costs and expenses, and for general corporate purposes. However, the consummation of this offering is not conditioned on the closing of the NMGC Acquisition. If we do not consummate the NMGC Acquisition, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes. See “Prospectus Supplement Summary—Pending NMGC Acquisition” in this prospectus supplement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014, on an actual basis and on an as adjusted basis to give effect to the NMGC Acquisition, the sale of 15,500,000 shares of our common stock in this offering and the intended use of the net proceeds from this offering, assuming no exercise of the underwriters’ option to purchase additional shares, together with expected debt proceeds and other funds, to consummate the NMGC Acquisition as contemplated under “Use of Proceeds” in this prospectus supplement. See “Prospectus Supplement Summary—Sources and Uses” in this prospectus supplement.

You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2014
	Actual Amounts	As Adjusted
	($ in millions)
Cash and cash equivalents	$137.0	$16.9

Short-term debt	29.0	183.1
Long-term debt due within one year	83.3	83.3
Long-term debt, less amount due within one year	2,837.8	2,837.8
Assumption of long-term debt at NMGC	—	200.0
Proposed long-term debt at NMGC and NMGI(1)	—	250.0

Total debt	2,950.1	3,554.2
Common equity	2,333.6	2,596.3	(2)

Total capitalization	$5,283.7	$6,150.5

(1)	Represents estimated gross proceeds from issuance of new debt at NMGC and NMGI of $250 million but without deduction for discounts and other fees and expenses.
(2)	Based on the net proceeds of this offering at $18.10 per share. If the NMGC Acquisition closes, the proceeds of this offering will be used in accordance with the “Sources and Uses” table set forth on page S-5, and until so used or used for general corporate purposes, will be held in cash or cash equivalents. See “Prospectus Supplement Summary—Pending NMGC Acquisition” in this prospectus supplement. The “as adjusted” amount presented is net of fees and transaction expenses.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement and accompanying prospectus through a number of underwriters. Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and Morgan Stanley & Co. LLC is acting as representative of the underwriters. Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name below.

Name	Number of Shares
Morgan Stanley & Co. LLC	5,812,500
Citigroup Global Markets Inc.	2,015,000
J.P. Morgan Securities LLC	2,015,000
BNY Mellon Capital Markets, LLC	1,007,500
Mitsubishi UFJ Securities (USA), Inc.	1,007,500
SunTrust Robinson Humphrey, Inc.	1,007,500
Wells Fargo Securities, LLC	1,007,500
Fifth Third Securities, Inc.	542,500
Scotia Capital (USA) Inc.	542,500
The Williams Capital Group, L.P.	542,500

Total	15,500,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. Sales of shares of common stock made outside the United States may be made by affiliates of the underwriters. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,325,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,325,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$18.10000	$280,550,000	$322,632,500
Underwriting discounts and commissions to be paid by TECO Energy	$0.61088	$9,468,640	$10,888,936
Proceeds, before expenses, to TECO Energy	$17.48912	$271,081,360	$311,743,564

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $350,000.

Our common stock is listed on the New York Stock Exchange under the symbol “TE.”

We and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 45 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•

the issuance by us of shares of common stock pursuant to any direct stock purchase and dividend reinvestment plan, or the filing of a registration statement with the SEC in connection with a newly established direct stock purchase and dividend reinvestment plan;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift;

•	distributions of shares of common stock or any security convertible into common stock to limited partners;

•

the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•

transfers or dispositions in connection with the exchange or surrender of shares of common stock by shareholders to us in satisfaction or payment of the exercise price in respect of an option outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing, or to satisfy any tax withholding obligations of such shareholder in respect of such option exercise; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made reporting a reduction in beneficial ownership of shares of common stock in connection with such transfer or disposition;

•

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and that no public filing or other public announcement of such plan by us or such holders regarding the establishment of such plan is required to be or voluntarily made during the applicable restricted period.

In accordance with the foregoing exceptions, we expect that Sherrill W. Hudson, our Chairman of the Board, will exercise in-the-money options granted to him in 2004 (when he was our Chief Executive Officer) under our equity incentive plan for 150,000 shares of common stock before their expiration on July 6, 2014, for which payment of the exercise price and any withholding obligation may consist of already-owned shares of common stock.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news event relating to us occurs, or

•

prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period or provide notification to Morgan Stanley & Co. LLC of any earnings release or material news or material event that may give rise to an extension of the initial restricted period, in which case the restrictions described in the third preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, certain affiliates of the underwriters are lenders under our credit facility and are lenders to the Bridge Facility related to the NMGC Acquisition. Morgan Stanley & Co. LLC is acting as our exclusive financial advisor in connection with the NMGC Acquisition. Certain affiliates of the underwriters are acting as placement agents for the issuance, concurrently with the closing of the NMGC Acquisition, of new debt at NMGC and NMGI. In addition, J.P. Morgan Securities LLC is advising us regarding the possible sale of TECO Coal.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters with respect to the common stock offered by this prospectus supplement will be passed upon for us by Edwards Wildman Palmer LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of TECO Energy, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.tecoenergy.com. Our website is not part of this prospectus supplement or the accompanying prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus supplement. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 28, 2014;

•	the portions of our definitive proxy statement on Schedule 14A filed on March 12, 2014, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 2, 2014 (excluding the information set forth under the caption “2014 Guidance” under Item 2 thereof); and

•

our Current Reports on Form 8-K, filed on April 21, 2014, May 2, 2014, May 8, 2014, May 14, 2014, June 12, 2014 (excluding the last sentence of the second paragraph relating to 2014 guidance under Item 8.01 thereof), and July 1, 2014.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus required to be filed with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of any date other than the respective dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

TECO ENERGY, INC.

Debt Securities

Preferred Stock

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Warrants

TECO FINANCE, INC.

Debt Securities

Payments Due From TECO Finance, Inc.

Fully and Unconditionally Guaranteed by

TECO Energy, Inc.

TECO Energy, Inc. may offer from time to time to sell debt securities consisting of debentures, notes or other evidences of indebtedness, preferred stock, common stock, stock purchase contracts, stock purchase units, and warrants or other rights to purchase common stock, preferred stock or debt securities. The debt securities may be senior, pari passu or subordinated to other indebtedness of ours. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

TECO Energy, Inc.’s common stock trades on the New York Stock Exchange under the symbol “TE”.

TECO Finance, Inc. may offer from time to time to sell debt securities consisting of debentures, notes or other evidences of indebtedness, which securities will be fully and unconditionally guaranteed by TECO Energy, Inc.

This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page 1 of this prospectus, before you make your investment decision.

See risk factors on page 4 for information on where to find a discussion of certain factors that should be considered by prospective investors in these securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is February 27, 2012

TECO Energy, Inc. and TECO Finance, Inc.

702 North Franklin Street   •   Tampa, Florida 33602   •   (813) 228-1111

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the registration statement in one or more offerings. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Whenever a reference is made in this prospectus to one of our contracts or other documents, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website as indicated below under the heading “Where You Can Find More Information.”

In this prospectus, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc. and TECO Finance, Inc. unless otherwise specified or the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

TECO Energy is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. TECO Finance is not subject to the reporting requirements of the Securities Exchange Act of 1934 and, accordingly, does not and will not file reports with the SEC. TECO Finance’s financial condition, results of operations and cash flows are consolidated into TECO Energy’s financial statements. You may read and copy any of the documents TECO Energy files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. TECO Energy’s SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by TECO Energy with the SEC are also available on TECO Energy’s website at www.tecoenergy.com. TECO Energy’s website is not part of this prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K of TECO Energy for the fiscal year ended December 31, 2011;

•

Description of TECO Energy’s common stock contained in TECO Energy’s Registration Statement on Form 8-B, filed on July 13, 1981 (File No. 1-8180), including any amendment or reports filed for the purpose of updating such description; and

•	TECO Energy’s Current Report on Form 8-K filed on February 2, 2012.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference into this prospectus may contain statements about future events, expectations or future financial performance. These forward-looking statements are identifiable by our use of such words as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words or expressions.

Without limiting the foregoing, any statements relating to our:

•	anticipated capital investments;

•	liquidity and financing requirements;

•	projected operating results;

•	future transactions; and

•	other plans

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including those set forth under “Risk Factors” in our filings with the SEC.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and we are not able to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. We do not intend to update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

TECO ENERGY

TECO Energy is an energy-related holding company. TECO Energy was incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company. Tampa Electric Company, our largest subsidiary, has regulated electric and gas utility operations in separate divisions. TECO Energy’s other businesses are involved in coal mining, and electric power generation and energy-related businesses in Guatemala.

TECO Energy’s principal executive offices are located at 702 North Franklin Street, Tampa, Florida 33602. TECO Energy’s telephone number is (813) 228-1111.

TECO FINANCE

TECO Finance is a wholly owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy for its diversified activities. TECO Finance does not, and will not, file separate reports with the SEC.

TECO Finance’s principal executive offices are located at 702 North Franklin Street, Tampa, Florida 33602. TECO Finance’s telephone number is (813) 228-1111.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings filed after such annual report. It is possible that our business, financial condition, future prospects, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

We will describe in the applicable prospectus supplement how we intend to use the net proceeds from the sale of the securities.

DESCRIPTION OF DEBT SECURITIES OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. We will issue debt securities in one or more series under an indenture dated as of August 17, 1998 between TECO Energy and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. We filed the indenture as an exhibit to Amendment No. 1 to TECO Energy’s Registration Statement on Form S-3 dated August 24, 1998 (Registration No. 333-60819). The following description of the terms of the debt securities summarizes the material terms of the debt securities. The description is not complete, and we refer you to the indenture, which we incorporate by reference.

General

The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•

any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•

the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•

whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities”;

•

any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any terms relating to the conversion of the debt security into our common stock, preferred stock or other security issuable by us;

•	any subordination of the debt securities to any of our other indebtedness; and

•	other material terms of the debt securities not inconsistent with the terms of the indenture.

Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

We will issue debt securities only in fully registered form, without coupons and, generally, in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, any debt securities will be payable at the corporate trust office of The Bank of New York Mellon specified for such series of securities and otherwise in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

We will have the right to redeem the debt securities only upon written notice mailed to the holders between 30 and 60 days prior to the redemption date.

If we plan to redeem the debt securities, before the redemption occurs, we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•

after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe in the relevant prospectus supplement or term sheet certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

The indenture does not provide special protection for the debt securities in the event we are involved in a highly leveraged transaction.

The debt securities are obligations exclusively of TECO Energy, Inc., which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities or other agreements of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors. The debt securities also are effectively subordinated to any secured debt that we incur to the extent of the value of the assets securing that indebtedness.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

Modification of the Indenture

The indenture provides that we and the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•

impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	a default of a covenant or provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Events of Default

An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•

we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we and the trustee receive written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities that are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of Debt Securities

Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, and subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

Under current federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors should consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

The Trustee

The trustee is The Bank of New York Mellon, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

We currently have authorized 10,000,000 shares of undesignated preferred stock, $1.00 par value per share, none of which were issued and outstanding as of the date of this prospectus. Under Florida law and our charter, our board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval.

Subject to limitations prescribed by Florida law and our charter and by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

Our board is authorized to determine the voting rights of any series of preferred stock, subject to the following restrictions in our charter:

•

holders of shares of our preferred stock are not entitled to more than the lesser of (i) one vote per $100 of liquidation value and (ii) one vote per share, when voting as a class with the holders of shares of our common stock; and

•

holders of shares of our preferred stock are not entitled to vote on any matter separately as a class, other than (i) as required by Florida law, or (ii) as specified in the terms of the preferred stock, if the matter to be voted upon would affect the powers, preferences or special rights of the series or with respect to the election of directors in the event of our failure to pay dividends on the series.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the charter amendment establishing the terms of the preferred stock with the SEC. This description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

•	whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank as follows:

•

senior to all classes or series of our common stock, and to all equity securities issued by us, the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

•	on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights; and

•	junior to all equity securities we issue, the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

DESCRIPTION OF COMMON STOCK OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

Our authorized common stock consists of 400,000,000 shares, $1.00 par value per share. At February 24, 2012, there were 215,805,127 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of February 24, 2012 was 12,952.

Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, are entitled to receive any dividends, in cash, securities or property, as our board may declare.

In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution.

The common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The Bank of New York Mellon is the transfer agent and registrar for our common stock.

ANTI-TAKEOVER EFFECTS OF TECO ENERGY’S ARTICLES OF INCORPORATION AND BYLAWS, AND FLORIDA LAW

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

Required Vote for Authorization of Certain Actions

Our Articles of Incorporation, which we refer to as our Articles, require the vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors), unless such business combination has been approved by a majority of disinterested directors, or the fair market value and other procedural requirements of our Articles are met.

Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class serve for a three year term, one class being elected each year by our stockholders. A vote of a majority of the board or 80% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors. Under the terms of our Articles, these provisions cannot be changed without a supermajority vote of our shareholders, unless the board of directors unanimously recommends such change. The terms of our bylaws require a majority vote of the board of directors to amend the bylaws, or a supermajority vote of shareholders. On February 1, 2012, the board of directors approved a proposed amendment to the Articles to declassify the board of directors. If approved by the shareholders at the 2012 annual shareholders’ meeting, beginning at the 2013 annual meeting, directors whose terms are expiring would be elected for one year terms.

Under Florida Law

Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The “Control Share Acquisitions” section of the Florida Business Corporation Act, or FBCA, generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of a corporation’s outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation’s disinterested shareholders. We have provided in our bylaws that the Control Share Acquisition Act shall not apply to us.

The “Affiliated Transactions” section of the FBCA generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance or transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding shares of the corporation, or any affiliate of such shareholder.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates (which we refer to as stock purchase contracts). The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts (which we refer to as stock purchase units). The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the material terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS AND OTHER PURCHASE RIGHTS OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

General

We may issue warrants and/or other rights to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). We may issue any of these warrants or purchase rights (which we refer to generally as warrants) independently or together with other securities offered by this prospectus and attached to or separate from the other securities. If we issue warrants, we will issue them under warrant agreements between us and a bank or trust company, as agent, all of which will be described in the prospectus supplement relating to the warrants we are offering.

Debt Warrants

We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title;

•	the aggregate number offered;

•	their issue price or prices;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

•	the designation and terms of any related debt securities and the number of debt warrants issued with each security;

•	if applicable, the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the commencement and expiration dates of the right to exercise;

•	the maximum or minimum number which may be exercised at any time;

•	if applicable, a discussion of the material United States income tax considerations applicable to exercise;

•	and any other terms, including terms, procedures and limitations relating to exercise.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the securities purchasable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

•	the title;

•	the securities issuable upon exercise;

•	the issue price or prices;

•	the number of warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of (i) the number or amount of shares of preferred stock or common stock issuable upon exercise of the warrants or (ii) the exercise price;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	the commencement and expiration dates of the right to exercise;

•	the maximum and minimum number that may be exercised at any time; and

•	any other terms, including terms, procedures, and limitations relating to exchange or exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporate trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF DEBT SECURITIES OF TECO FINANCE

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Finance, Inc.

The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. The debt securities will be fully and unconditionally guaranteed by our parent company TECO Energy, Inc., which we refer to in this section as the guarantor. We will issue debt securities in one or more series under an indenture dated as of December 21, 2007 by and among TECO Finance, as issuer, TECO Energy, as guarantor, and The Bank of New York Mellon Trust Company, N.A., (formerly known as The Bank of New York Trust Company, N.A.) as trustee. We filed the indenture as an exhibit to TECO Energy’s Current Report on Form 8-K dated December 21, 2007. The following description of the terms of the debt securities summarizes the material terms of the debt securities. The description is not complete and we refer you to the indenture, which we incorporate by reference.

General

The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•

any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

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the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•

whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities;”

•

any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any subordination of the debt securities to any of our other indebtedness; and

•	other material terms of the debt securities not inconsistent with the terms of the indenture.

Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

We will issue debt securities only in fully registered form, without coupons and in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, any debt securities will be payable at a corporate trust office of The Bank of New York Mellon Trust Company, N.A. specified for such series of securities and otherwise in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest, except that the payment of interest due at the stated maturity is payable to the holder to whom the principal is paid.

We will have the right to redeem the debt securities only upon written notice mailed between 30 and 60 days prior to the redemption date.

If we plan to redeem the debt securities, before the redemption occurs we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•

after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe in the relevant prospectus supplement or term sheet certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

The indenture does not provide special protection for the debt securities in the event we are involved in a highly leveraged transaction.

The debt securities are obligations of TECO Finance, Inc., which, as a finance subsidiary, has no material assets or independent operations other than its financing activities. The guarantees are obligations of TECO Energy, Inc., which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries. TECO Finance will rely entirely upon distributions from TECO Energy, who in turn will rely entirely on distributions from its operating subsidiaries to meet the payment obligations under the debt securities and the guarantees, respectively. TECO Energy’s operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to TECO Energy or TECO Finance, including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of those operating subsidiaries to make any payments to TECO Energy or TECO Finance would be dependent upon the terms of any credit facilities or other agreements of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding of TECO Finance, claims of holders of the debt securities and guarantees would be satisfied by TECO Energy. In a bankruptcy or insolvency proceeding of TECO Energy, claims of holders of the guarantees would be satisfied solely from TECO Energy’s equity interests in its subsidiaries remaining after the satisfaction of the claims of creditors of those subsidiaries. Accordingly, the debt securities and the guarantees are effectively subordinated to existing and future liabilities of TECO Energy’s subsidiaries other than TECO Finance to their respective creditors. The debt securities and the guarantees also are effectively subordinated to any secured debt that TECO Finance and TECO Energy incur to the extent of the value of the assets securing that indebtedness.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the guarantor, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture;

•	the guarantee remains in full force and effect; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

In addition, the guarantor will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of its assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes the guarantor’s obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, or the obligations of the guarantor under the indenture, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us or the guarantor, as applicable, under the indenture.

Modification of the Indenture

The indenture provides that we, the guarantor and the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•

impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

Under limited circumstances and only upon the fulfillment of conditions, we, the guarantor and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	a default of a covenant or provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Events of Default

An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•

we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we, the guarantor and the trustee receive written notice as provided in the indenture;

•	the guarantee of the guarantor ceases to be in effect or the guarantor denies its obligations under the guarantee;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities that are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity or the trustee determines in good faith that such action will be unjustly prejudicial to the holders not joining in such direction or would involve the trustee in personal liability. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of Debt Securities

Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, and subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

Under current federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors should consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

TECO Energy Guarantee

The payments due on debt securities issued by TECO Finance will be fully and unconditionally guaranteed by TECO Energy. TECO Energy’s guarantee will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all of TECO Energy’s other unsecured and unsubordinated indebtedness. If for any reason TECO Finance does not make any required payment in respect of its debt securities when due, TECO Energy will cause the payment to be made at the same address at which TECO Finance is obligated to make such payment. The holder of a guaranteed debt security will be entitled to payment under the relevant guarantee of TECO Energy without taking any action whatsoever against TECO Finance. TECO Energy’s obligations under its guarantee contained in each indenture are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to TECO Finance pursuant to any applicable law or statute.

The Trustee

The trustee is The Bank of New York Mellon Trust Company, N.A., which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures of some of our affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell any of the securities:

(1)	directly to purchasers;

(2)	through agents;

(3)	through dealers;

(4)	through underwriters; or

(5)	through a combination of any of these methods of sale.

We and our agents and underwriters may sell and of the securities from time to time in one or more transactions:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices related to the prevailing market prices; or

(4)	at negotiated prices.

We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of and of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under the prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an “at the market” offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Each series of securities offered under this prospectus will be a new issue with no established trading market, other than the common stock of TECO Energy, which is listed on the New York Stock Exchange. Any shares of TECO Energy’s common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange, but we are not obligated to do so.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Edwards Wildman Palmer LLP, Boston, Massachusetts, or counsel named in the applicable prospectus supplement. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of TECO Energy, Inc. for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

15,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley	Citigroup	J.P. Morgan

Co-Managers

BNY Mellon Capital Markets, LLC	MUFG	SunTrust Robinson Humphrey

Wells Fargo Securities	Fifth Third Securities	Scotiabank

The Williams Capital Group, L.P.

July 1, 2014